FOR IMMEDIATE RELEASE

May 2nd, 2007

VECTOR INTERSECT SECURITY ACQUISITION CORP

COMPLETES INITIAL PUBLIC OFFERING

Vector Intersect Security Acquisition Corp. (OTC Bulletin Board: VTRQU) announced today that it completed its initial public offering of 7,312,500 units on May 1, 2007. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit. The Company also consummated a private placement of an additional 187,500 units at $8.00 per unit to members of its management team. The initial public offering and the private placement generated aggregate gross proceeds of approximately $60,000,000. Rodman & Renshaw, LLC acted as lead manager of the initial public offering.

Audited financial statements as of May 1, 2007 reflecting receipt of the proceeds of the initial public offering and the private placement will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission on or prior to May 7, 2007.

Vector Intersect Security Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the security and defense industries.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Rodman & Renshaw, LLC, 1270 Avenue of the Americas, New York, NY 10020.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.

Company Contact:

Yaron Eitan

Chief Executive Officer and President

Telephone: (201) 708.9803

Email: yeitan@scppartners.com